April 25, 2005

Bridges Investment Fund, Inc.
8401 West Dodge Road
256 Durham Plaza
Omaha, NE 68114

Ladies and Gentlemen:

We have acted as counsel for Bridges Investment Fund, Inc., a Nebraska corporation (the "Fund"), in connection with the registration under the Securities Act of 1933 of shares of capital stock, $1.00 par value per share, of the Fund.

As counsel for the Fund, we have participated in the preparation of Post-Effective Amendment No. 54 under the Securities Act of 1933 and Post-Effective Amendment No. 40 under the Investment Company Act of 1940 to the registration statement of the Fund on Form N-1A relating to such shares and have examined and relied upon the records of the Fund and such other documents and applicable we have deemed to be necessary to render the opinion expressed herein. Based on such examination, we are of the opinion that:

(i)	The Fund is authorized to issue 6,000,000 shares of capital stock, par value of $1.00 per share; and

(ii)	Assuming that the Fund or its agent receives consideration for such shares in accordance with the terms of the prospectus forming a part of the Fund's Post-Effective Amendment No. 54 to its registration statement and the provisions of the Fund's Articles of Incorporation, as amended, the shares will be legally and validly issued and will be fully paid and non-assessable by the Fund.

We hereby consent to the use of this opinion as an exhibit to the Fund's Post-Effective Amendment No. 54 to its Registration Statement on Form N-1A, and any subsequent amendments thereto, filed with the Securities and Exchange Commission (File No. 811-01209). In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rule and regulations thereunder.

Very truly yours,

Baird, Holm, McEachen, Pedersen,
Hamann & Strasheim, LLP